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                                                                       EXHIBIT 5
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                 OPINION OF KEATING, MUETHING & KLEKAMP, P.L.L.


                                  May 10, 2004


F. MARK REUTER
DIRECT DIAL: (513) 579-6469
FACSIMILE: (513) 579-6457
E-MAIL: FREUTER@KMKLAW.COM


Ladies and Gentlemen:

         This firm is general counsel to The Midland Company and, as such, we are familiar with Midland's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the registration of 1,600,000 shares of common stock to be sold by certain selling shareholders (the "Shares"). Based solely upon such examination, we are of the opinion that:

         1. Midland is a duly organized and validly existing corporation under the laws of the State of Ohio; and

         2. The Shares are validly issued, fully paid and non-assessable.

         We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states to the sale of the Shares as contemplated by the Registration Statement.

         This opinion is limited to the Ohio Revised Code. We hereby consent to be named in the Registration Statement and the Prospectus. In providing this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933 or that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                         Very truly yours,

                                         KEATING, MUETHING & KLEKAMP, P.L.L.


                                         By:      /s/ F. Mark Reuter
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                                                     F. Mark Reuter